EXHIBIT 4

EXECUTION COPY

CITI OMNI-S FINANCE LLC
Seller

THE BANK OF NEW YORK

Trustee

AMENDMENT NO. 1 TO
ASSIGNMENT OF ADDITIONAL FUNDS.
Dated as of November 28, 2003
amending
ASSIGNMENT OF ADDITIONAL FUNDS
Dated as of January 30, 1998

___________________________________________________________

CITIBANK OMNI-S MASTER TRUST

RECITALS

WHEREAS, SRFG, Inc., formerly Sears Receivables Financing Group, Inc., a Delaware corporation ("SRFG"), and The Bank of New York (successor to The First National Bank of Chicago), as Trustee (the "Trustee") entered into a certain Assignment of Additional Funds, dated as of January 30, 1998 ("the Assignment");

WHEREAS, pursuant to the Omnibus Trust Documents Assignment and Assumption Agreement, dated as of November 3, 2003 among Sears, Roebuck and Co., a New York corporation, SRFG, Citibank (South Dakota), National Association, a national banking association ("Citibank (South Dakota)"), Citi Omni-S Finance LLC, a Delaware limited liability company ("Citi-Omni S") and the Trustee, SRFG assigned to Citi Omni-S all of its right, title and interest and delegated all of its duties and obligations that were incurred or accrued on or after the date thereof, in each case as Seller, in, to and under the Assignment;

WHEREAS, Citi Omni-S (the "Seller") and the Trustee desire to effect certain amendments to the Assignment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants herein, the Seller and the Trustee agree as follows:

I. Definitions.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Assignment, or if not defined therein, in the Pooling and Servicing Agreement, dated as of July 31, 1994, as amended (the "Pooling and Servicing Agreement"), among Citibank (South Dakota), as Servicer, the Seller and the Trustee.

II. Amendment to Definitions. (a) Section 1 is hereby amended, by deleting in their entirety the terms "Obligor", "Principal Receivable", "Receivable", "Sears Portfolio Accounts", "Seller Accounts", Seller Charged-Off Account" and "Transfer Agreements".

(b) Section 1 is hereby further amended by deleting in their entirety the terms "Additional Funds" and "Recovered Amount" and replacing them, respectively, with each of the following:

""Additional Funds" shall mean, with respect to any Distribution Date, an amount equal to the Recovered Amounts with respect to the Accounts during the calendar month immediately preceding such Distribution Date."

""Recovered Amount" with respect to any Account or account that was an Account but has been reconveyed to the Seller pursuant to Section 4.04 of the Pooling and Servicing Agreement shall mean, all amounts received with respect to Receivables that have previously been charged off as uncollectible, including, without limitation, any proceeds from the sale of such Receivables."

III. Effectiveness. This Amendment shall become effective upon receipt by Citi Omni-S and the Trustee of the following, each of which shall be reasonably satisfactory to such party:

(a) notification in writing from each Rating Agency that the terms of this Amendment shall not result in a Ratings Event; and

(b) counterparts of this Amendment duly executed by the parties hereto.

IV. Miscellaneous.

Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions.

IN WITNESS WHEREOF, Citi Omni-S and the Trustee have caused this amendment to be duly executed by their respective officers as of the date first set forth above.

CITI OMNI-S FINANCE LLC
      as Seller

By: /s/ Douglas C. Morrison
Name: Douglas C. Morrison
Title: President

                                                                                THE BANK OF NEW YORK
                                                                                      as Trustee

                                                                                By: /s/ Eric A. Lindahl
                                                                                Name: Eric A. Lindahl
                                                                                Title: Agent